UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 28, 2006

STAR GAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	011-14129	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 328-7310

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective as of April 28, 2006, Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership”), completed a strategic recapitalization (the “recapitalization”) of the Partnership pursuant to the terms of that certain unit purchase agreement dated as of December 5, 2005, as amended (the “unit purchase agreement”), by and among the Partnership, Star Gas LLC (“Star Gas”), Kestrel Energy Partners, LLC (“Kestrel”), Kestrel Heat, LLC (“Kestrel Heat” or the “general partner”) and KM2, LLC (“M2”). In connection with the recapitalization:

•	The Partnership received an aggregate of $57.7 million in new equity financing (i) through the sale of an aggregate of 6,750,000 common units to Kestrel Heat and M2 at a purchase price of $2.50 per unit (the “Kestrel Units”) and (ii) pursuant to the sale of 19,687,500 common units in a rights offering to common unitholders at a subscription price of $2.00 per common unit ($2.25 per unit in the case of units purchased by M2 pursuant to a standby commitment).

•	The Partnership (i) repurchased $65.3 million in face of amount of its 10 1/4% senior notes due 2013 (the “existing notes”), (ii) converted $26.9 million in face amount of existing notes into 13,433,962 common units at a conversion price of $2.00 per unit and (iii) exchanged $165.3 million in principal amount of existing notes for a like amount of new 10 1/4% senior notes due 2013 that were issued under an indenture dated as of April 28, 2006 (the “new indenture”), as to which the Union Bank of California is the trustee. The terms of the new indenture are substantially the same as the terms of the indenture (the “existing indenture”) under which the existing notes were issued, except that the new indenture provides for a restricted payments “basket” of $22 million and a “basket” for acquisitions of $60 million and provides that proceeds of asset sales may not be invested in current assets for purposes of the “asset sale” covenant. The repurchase, conversion and exchange of the existing notes in connection with the recapitalization has resolved any claims of the participating noteholders resulting from the sale of the Partnership’s propane business in December 2004, including the Partnership’s use of such proceeds to purchase working capital inventory and Star Gas Partners’ determination that “excess proceeds” (as defined in the existing indenture) shall not include any amounts invested in such inventory and the granting of liens or collateral to the lenders pursuant to the credit facility.

•	The Partnership also entered into an amended and restated indenture (the “amended indenture”) for the $7.6 million in face amount of existing notes that remain outstanding that removed the following restrictive covenants from the existing indenture:

•	the limitation on restricted payments;

•	the limitation on dividends and other payment restrictions affecting restricted subsidiaries;

•	the limitation on indebtedness;

•	the limitation on transactions with affiliates;

•	the limitation on liens;

•	the limitation on the sale of assets;

•	the limitation on sale and leaseback transactions;

•	the limitation on other lines of business; and

•	the limitation on co-issuers.

•	The Partnership entered into a second amended and restated agreement of limited partnership of the Partnership (the “amended partnership agreement”) pursuant to which, among other things:

•	Star Gas withdrew as the general partner of the Partnership, and Kestrel Heat was appointed the general partner of the Partnership and received 325,729 general partner units in the Partnership;

•	each outstanding senior subordinated unit and each junior subordinated unit was converted into one common unit, as a result of which the subordination period has ended;

•	the minimum quarterly distribution on the common units was reduced from $0.575 per unit per quarter, or $2.30 per year, to $0.0 per unit through September 30, 2008. Beginning October 1, 2008, minimum quarterly distributions will start accruing at a rate of $0.0675 per quarter ($0.27 on an annual basis). If the Partnership elects to commence making distributions of available cash before October 1, 2008, minimum quarterly distributions will start accruing at that earlier date;

•	all previously accrued cumulative distribution arrearages, which aggregated $111.0 million at February 14, 2006, were eliminated;

•	the target distribution levels for the incentive distribution rights were reduced so that, commencing with the quarter beginning October 1, 2008, or, if the Partnership elects to commence making distributions sooner, the quarter in which any distribution of available cash is made, the new general partner units in the aggregate will be entitled to receive 10% of the cash distributions in a quarter once each common unit and general partner unit has received $.0675 for that quarter, plus any arrearages on the common units from prior quarters, and 20% of the cash distributions in a quarter once each common unit and general partner unit has received $.1125 for that quarter, plus any arrearages on the common units from prior quarters;

•	the Partnership is not required to distribute available cash through the quarter ending September 30, 2008; and

The descriptions of the new indenture, the amended indenture and the amended partnership agreement that are contained in this Form 8-K are qualified in their entirety to the text of the actual agreements that are filed as exhibits hereto.

Item 3.02 Unregistered Sales of Equity Securities

In connection with the recapitalization, the Partnership sold Kestrel Heat and M2 the Kestrel Units and M2 an additional 5,972,523 common units at $2.25 per unit, pursuant to M2’s standby commitment to purchase all common units that were not subscribed for in the Partnership’s rights offering to common unitholders (the “Standby Units”). The Kestrel Units and the Standby Units were issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”) pursuant to Section 4(2) thereof.

The Partnership also issued 13,433,940 common units upon conversion of $26.9 million in face amount of existing notes at a conversion price of $2.00 per unit and 3,737,346 common units upon the conversion of each outstanding senior subordinated unit and junior subordinated units into common units, in each case in reliance upon an exemption from the registration requirements of the Act pursuant to Section 3(a)(9) thereof.

Item 3.03 Material Modifications to Rights of Securityholders

The terms of the common units have been modified in connection with the adoption of the amended partnership agreement on April 28, 2006. A summary of the modifications is set forth above in Item 1.01, which is incorporated herein by this reference.

Item 5.01 Changes in Control of Registrant

Effective as of April 28, 2006, Star Gas withdrew as the general partner of the Partnership and Kestrel Heat became the general partner of the Partnership, in accordance with the terms of the unit purchase agreement.

Kestrel Heat, as the general partner of the Partnership, oversees the activities of the Partnership. Unitholders do not directly or indirectly participate in the management or operation of the Partnership or elect the directors of the general partner. The Board of Directors of the general partner has adopted a set of Partnership Governance Guidelines in accordance with the requirements of the New York Stock Exchange. A copy of these Guidelines is available on the Partnership’s website at www.Star-Gas.com.

In connection with the closing of the unit purchase agreement, Kestrel’s subsidiaries, Kestrel Heat and M2, purchased the Kestrel Units and M2 purchased the Standby Units. The funds for the purchase of units by Kestrel Heat and M2 were supplied by capital contributions to Kestrel made by its members.

Immediately following the closing of the unit purchase agreement, Kestrel Heat and its affiliates owned an aggregate of 12,803,128 common units, representing 16.9% of the issued and outstanding common units, and Kestrel Heat owned 325,729 general partner units.

Kestrel Heat is wholly-owned by Kestrel. Kestrel appoints all of the directors of Kestrel Heat. Kestrel is a private equity investment partnership formed by Yorktown Energy Partners VI, L.P. (“Yorktown”), Paul A. Vermylen and other investors.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Directors and Executive Officers of Kestrel Heat

The following table sets forth the names, ages and positions of the executive officers and directors of Kestrel Heat.

Name	Age	Position
Paul A. Vermylen, Jr.	59	Chairman, Director

Joseph P. Cavanaugh	68	Chief Executive Officer and Director

Daniel P. Donovan	59	President, Chief Operating Officer and Director

Richard F. Ambury	49	Chief Financial Officer

Bryan H. Lawrence	63	Director

Sheldon B. Lubar	76	Director

William P. Nicoletti	60	Director

Henry D. Babcock	66	Director

C. Scott Baxter	44	Director

Paul A. Vermylen, Jr. Mr. Vermylen has been the Chairman and a director of Kestrel Heat since April 28, 2006. Mr. Vermylen is a founder of Kestrel and has served as its President and as a manager since July, 2005. Mr. Vermylen has been employed since 1971, serving in various capacities, including as a Vice President of Citibank N.A. and Vice President-Finance of Commonwealth Oil Refining Co. Inc. Mr. Vermylen served as Chief Financial Officer of Meenan Oil Co., L.P. from 1982 until 1992 and as President of Meenan Oil Co., L.P. until 2001, when Meenan was acquired by the Partnership. Since 2001, Mr. Vermylen has pursued private investment opportunities. Mr. Vermylen is a director of Thermal Ventures II, LP, and he also serves as a director of certain non-public companies in the energy industry in which Kestrel holds equity interests including Downeast LNG, Inc. and COALition Energy, LLC. Mr. Vermylen is a graduate of Georgetown University, and also has a M.B.A. from Columbia University.

Joseph P. Cavanaugh. Mr. Cavanaugh has been Chief Executive Officer and a director of Kestrel Heat since April 28, 2006. Mr. Cavanaugh was Chief Executive Officer and a director of

Star Gas from March 2005 until April 28, 2006. From December 2004, after the sale of the Partnership’s propane segment to Inergy L.P. to March 2005, Mr. Cavanaugh was employed by Inergy to direct the transition of the business to them. From March 1999 to December 2004 Mr. Cavanaugh was Chief Executive Officer of the Partnership’s propane segment. From December 1997 to March 1999, Mr. Cavanaugh served as President and Chief Executive Officer of Star Gas Corporation, the predecessor general partner. From October 1979 to December 1997, Mr. Cavanaugh held various financial and management positions with Petro. Mr. Cavanaugh is a graduate of Iona College and has an MS from Pace University.

Daniel P. Donovan. Mr. Donovan has been President of Star Gas Partners’ heating oil segment since May 2004 and President and Chief Operating Officer and a director of Kestrel Heat since April 28, 2006. Mr. Donovan was President and Chief Operating Officer of Star Gas from March 2005 until April 28, 2006. From January 1980 to May 2004, he held various management positions with Meenan Oil, including Vice President and General Manager from 1998 to 2004. Mr. Donovan worked for Mobil Oil Corp. from 1971 to 1980. His last position with Mobil was President and General Manager of its heating oil subsidiary in New York City and Long Island. Mr. Donovan is a graduate of St. Francis College in Brooklyn, New York and also has an M.B.A. from Iona College.

Richard F. Ambury. Mr. Ambury has been Chief Financial Officer, Treasurer and Secretary of Kestrel Heat since April 28, 2006. Mr. Ambury was Chief Financial Officer, Treasurer and Secretary of Star Gas from May 2005 until April 28, 2006. From November 2001 to May 2005, Mr. Ambury was Vice President and Treasurer of Star Gas. From March 1999 to November 2001, Mr. Ambury was Vice President of Star Gas Propane, L.P. From February 1996 to March 1999, Mr. Ambury served as Vice President—Finance of Star Gas Corporation, the predecessor general partner. Mr. Ambury was employed by Petro from June 1983 through February 1996, where he served in various accounting/finance capacities. From 1979 to 1983, Mr. Ambury was employed by a predecessor firm of KPMG, a public accounting firm. Mr. Ambury has been a Certified Public Accountant since 1981 and is a graduate of Marist College.

Bryan H. Lawrence. Mr. Lawrence has been a director of Kestrel Heat since April 28, 2006 and as a manager of Kestrel since July, 2005. Mr. Lawrence is a founder and senior manager of Yorktown, the manager of the Yorktown group of investment partnerships, which make investments in companies engaged in the energy industry. The Yorktown partnerships were formerly affiliated with the investment firm of Dillon, Read & Co. Inc., where Mr. Lawrence had been employed since 1966, serving as a Managing Director until the merger of Dillon Read with SBC Warburg in September 1997. Mr. Lawrence also serves as a director of Crosstex Energy, Inc., Hallador Petroleum Company, TransMontaigne Inc. (each a United States publicly traded company) and certain non-public companies in the energy industry in which Yorktown partnerships hold equity interests including PetroSantander Inc., Savoy Energy, L.P., Athanor Resources Inc., Camden Resources, Inc., ESI Energy Services Inc., Ellora Energy Inc., and Dernick Resources Inc. Mr. Lawrence also serves as a director of Crosstex Energy GP, LLC, the general partner of Crosstex Energy, L.P. (a United States publicly traded company). Mr. Lawrence is a graduate of Hamilton College and also has an M.B.A. from Columbia University.

Sheldon B. Lubar. Mr. Lubar has been a director of Kestrel Heat since April 28, 2006 and a manager of Kestrel since July, 2005. Mr. Lubar has been Chairman of the board of Lubar & Co. Incorporated, a private investment and venture capital firm he founded, since 1977. He was Chairman of the board of Christiana Companies, Inc., a logistics and manufacturing company, from 1987 until its merger with Weatherford International in 1995. Mr. Lubar had also been Chairman of Total Logistics, Inc., a logistics and manufacturing company until its acquisition in 2005 by SuperValu Inc. He serves as a director of Grant Prideco, Inc., an energy services company, since 2000; and Weatherford International, Inc., an energy services company, since 1995; a director of Crosstex Energy, Inc. since January 2004 and Crosstex Energy GP, LLC, the General Partner of Crosstex Energy, L.P. He is also a director of several private companies. Mr. Lubar holds a bachelor’s degree in Business Administration and a Law degree from the University of Wisconsin-Madison. He was awarded an honorary Doctor of Commercial Science degree from the University of Wisconsin-Milwaukee.

William P. Nicoletti. Mr. Nicoletti has been a director of Kestrel Heat since April 28, 2006. Mr. Nicoletti was the Non-Executive Chairman of the board of Star Gas from March 2005 until April 28, 2006. Mr. Nicoletti was a director of Star Gas from March 1999 until April 28, 2006 and was a director of Star Gas Corporation, the predecessor general partner from November 1995 until March 1999. He is Managing Director of Nicoletti & Company, Inc., a private investment banking firm. Mr. Nicoletti was formerly a senior officer and head of Energy Investment Banking for E. F. Hutton & Company, Inc., PaineWebber Incorporated and McDonald Investments, Inc. Mr. Nicoletti is a director of MarkWest Energy Partners, L.P., Surge Global Energy, Inc. and SPI Petroleum, LLC. Mr. Nicoletti is a graduate of Seton Hall University and also has an M.B.A. from Columbia University.

Henry D. Babcock. Mr. Babcock has been a director of Kestrel Heat since April 28, 2006. Mr. Babcock is Chairman of Train, Babcock Advisors LLC, a privately-owned registered investment advisor. He joined the firm in 1976, became a partner in 1980 and CEO in 1999. Prior to this, he ran an affiliated venture capital company that was active the in the U.S. and abroad. Mr. Babcock is a graduate of Yale University and received an MBA from Columbia University. He serves on the Education Leadership Council of Save the Children and is a director of the Caumsett Foundation.

C. Scott Baxter. Mr. Baxter has been a director of Kestrel Heat since April 28, 2006. Mr. Baxter is the Managing Partner for Green River Energy Partners, LLC, headquartered in New York City. Green River is a principal investing firm which invests in public and private equity in energy and was founded in 2005. From 2002 to 2005, he was a founding partner of Baxter Bold & Company, a corporate energy M&A advisory firm. From 1999 through 2001, he was Head of Americas for the Global Energy Investment Banking Group of JPMorgan. From 1989 to 1999, Mr. Baxter worked for Salomon Smith Barney’s Global Energy Investment Banking Group where he was a Managing Director. Mr. Baxter holds an MBA degree from the University of Chicago Graduate School of Business and a B.S. degree in Economics from Weber State University where he graduated cum laude. Since 2002, Mr. Baxter has also been an adjunct professor of finance at Columbia University’s Graduate School of Business.

Compensation of the Board of Directors

Each non-management director receives an annual fee of $27,000 plus $1,500 for each regular meeting attended and $750 for each telephonic meeting attended. The Chairman of the Audit Committee receives an annual fee of $12,000 while other Audit Committees members receive an annual fee of $6,000. Each member of the Audit Committee receives $1,500 for every regular meeting attended and $750 for every telephonic meeting attended. The Non-Executive Chairman of the Board receives an annual fee of $120,000.

Committees of the Board of Directors

Kestrel Heat’s Board of Directors has one standing committee, the Audit Committee. The members of such committee are appointed by the Board of Directors for a one-year term and until their respective successors are elected.

Audit Committee

William P. Nicoletti, Henry D. Babcock and C. Scott Baxter have been appointed to serve on the Audit Committee of the general partner’s Board of Directors. Kestrel Heat’s Board of Directors has adopted an Audit Committee Charter. A copy of this charter is available on the Partnership’s website at www.Star-Gas.com. The Audit Committee reviews the external financial reporting of the Partnership, selects and engages the Partnership’s independent registered public accountants and approves all non-audit engagements of the independent registered public accountants.

Members of the Audit Committee may not be employees of Kestrel Heat or its affiliated companies and must otherwise meet the New York Stock Exchange and SEC independence requirements for service on the Audit Committee. The Board of Directors has determined that Messrs. Nicoletti, Babcock and Baxter are independent directors in that they do not have any material relationships with the Partnership (either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Partnership) and they otherwise meet the independence requirements of the NYSE and the SEC. The Partnership’s Board of Directors has also determined that at least one member of the Audit Committee, Mr. Nicoletti, meets the SEC criteria of an “audit committee financial expert.”

Reimbursement of Expenses of the General Partner

The general partner does not receive any management fee or other compensation for its management of the Partnership. The general partner is reimbursed for all expenses incurred on behalf of the Partnership, including the cost of compensation, which is properly allocable to the Partnership. The Partnership’s partnership agreement provides that the general partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the general partner in its sole discretion. In addition, the general partner and its affiliates may provide services to the Partnership for which a reasonable fee would be charged as determined by the general partner.

Non-Management Directors

The non-management directors on the Board of Directors of the general partner are Messrs. Babcock, Baxter, Lawrence, Lubar, Nicoletti and Vermylen. The non-management directors have selected Mr. Vermylen to serve as lead director to chair executive sessions of the non-management directors. Unitholders interested in contacting the non-management directors as a group may do so by contacting Paul A. Vermylen, Jr. c/o Star Gas Partners, L.P., 2187 Atlantic Street, Stamford, CT 06902.

Interests of the Kestrel Heat Directors in the Recapitalization

Kestrel will have the ability to elect the Board of Directors of Kestrel Heat, including Messrs. Vermylen, Lawrence and Lubar. Messrs. Vermylen, Lawrence and Lubar are also members of the board of managers of Kestrel and, either directly or through affiliated entities, own equity interests in Kestrel. Kestrel owns all of the issued and outstanding membership interests of Kestrel Heat and M2. Kestrel Heat and M2 purchased the Kestrel Units as a result of the recapitalization, and M2 purchased the Standby Units.

Mr. Babcock individually owns 35,000 common units which he owned prior to becoming a director of Kestrel Heat, and 6,121 additional common units he acquired upon exercise of rights in the rights offering. On April 26, 2006, Mr. Vermylen contributed 50,000 common units that he owned prior to the commencement of the negotiation of the recapitalization to Kestrel and, subject to the closing of the rights offering an additional 30,605 common units acquired upon exercise of the rights, in exchange for additional membership interests in Kestrel. Kestrel, in turn, contributed the 80,605 common units to M2.

Item 9.01(d) Exhibits

99.1	Second Amended and Restated Agreement of Limited Partnership

99.2	New Indenture for the new senior notes

99.3	Amended and Restated Indenture for the existing senior notes

99.4	Press Release dated April 28, 2006

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P.
By:	Kestrel Heat, LLC (General Partner)

By:	/s/ Richard Ambury
Name:	Richard Ambury
Title:	Chief Financial Officer

Date: May 1, 2006